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[LOGO]

                             FLEET CORPORATE FINANCE
                     1185 AVENUE OF THE AMERICAS-16TH FLOOR
                               NEW YORK, NY 10036
                                  212-819-6024
                                Fax 212-819-6201


                                 April 23, 1999



Cornerstone Equity Investors, LLC
717 Fifth Avenue
Suite 1100
New York, New York 10022
Attn.: Mr. Stephen L. Larson


Ladies and Gentlemen:

                  This letter sets forth certain fees payable by you in connection with the debt financing contemplated to be provided pursuant to a commitment letter dated the date hereof (the "COMMITMENT LETTER") between you and Fleet National Bank ("FLEET"). Capitalized terms not otherwise defined herein have the same meanings as set forth in the Commitment Letter.

                  By accepting the Commitment Letter, you hereby agree to cause the Company to pay to Fleet, (subject to the advancement, if any, of any funds under the Credit Facilities), the nonrefundable fees set forth below in accordance with the terms hereof:

                  (a) An underwriting and arranging fee of 2% of the aggregate principal amount of the Credit Facilities payable at the time any funds are first advanced pursuant to the Credit Facilities.

                  (b) An annual administrative agency fee of $40,000 on the date any funds are first advanced under the Credit Facility and on each anniversary of such date.

                  From the fee referred to in section (a) above, Fleet will pay to the Lenders such syndication and facility fees as may be determined by it in its sole discretion. You shall not be responsible for the payment of any other fees to, or any expense of, any Lender (other than as set forth in section (b) of this Fee Letter, the Commitment Letter and the Term Sheet).

                  Payment of the foregoing fees will not be subject to counterclaim or set off for, or be otherwise affected by, any claim or dispute relating to any other matter.

                  By accepting delivery of the Commitment Letter, you agree that this Fee Letter is for your confidential use only and neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated by the Commitment Letter and on a confidential basis (except that,




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notwithstanding the foregoing, you may make such public disclosures as you are required by law, in the opinion of your counsel, to make).

                  Your obligations under this Fee Letter with respect to confidentiality shall survive the expiration or termination of the Commitment Letter and this Fee Letter.

                  This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

                  This Fee Letter may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, shall constitute one and the same Fee Letter. Delivery of an executed counterpart of this Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Fee Letter.

                  Please evidence your acceptance of the provisions of this Fee Letter by signing the enclosed copy of this Fee Letter and returning it to the undersigned, together with the Commitment Letter, at or before 5:00 P.M. (New York City time) on April 30, 1999 the time at which the Commitment Letter (if not so accepted prior thereof) will expire.

                                         Very truly yours,


                                         FLEET NATIONAL BANK



                                         By: /s/ Robert H. Dial
                                             -------------------------------
                                             Name:  Robert H. Dial
                                             Title: Director



Accepted and agreed to as of
the date first above written:



CORNERSTONE EQUITY INVESTORS, LLC

By
  -----------------------------------
  Name:
  Title:


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                                   TERM SHEET

                         SUMMARY OF TERMS AND CONDITIONS



Transaction:

The Buyer will effect the transactions referenced in the first paragraph of the Commitment Letter of which these Terms and Conditions are a part.

Borrower:

The Company and its subsidiaries shall be the Borrower.

Guarantors:

All present and future subsidiaries of the Company and if the Company is owned by a holding company or companies, such holding company or companies. Each of the Guarantors will unconditionally and irrevocably guarantee all of the obligations of the Borrower and the other Guarantors under the loan documentation, and will secure such guaranties with the collateral and to the extent set forth under "Security".

Administrative Agent:

Fleet National Bank ("FLEET").

Lenders:

Fleet and other banks, financial institutions and institutional lenders acceptable to it and the Company. Each Lender may assign all or any part of its share thereof to one or more other banks, financial institutions and institutional lenders that are Eligible Assignees (to be defined in the loan documentation) and, upon such assignment, such banks, financial institutions or institutional lenders, as the case may be, shall become Lenders for all purposes under the loan documentation.

Credit Facilities

Up to $46,000,000 at any time outstanding, apportioned as follows:

(a) $18,000,000 as a Senior Term A Loan with a final maturity on May 31, 2005 (the "TERM A FACILITY").

(b) $12,000,000 as a Senior Term B Loan with a final maturity on May 31, 2006 ("TERM B FACILITY").

(c) Up to $16,000,000 as a six-year Senior Revolving Loan with a final maturity on May 31, 2005 (the "REVOLVING FACILITY"), with a sublimit for standby and trade letters of credit (a "LETTER OF CREDIT") in an amount to be determined. The Revolving Facility will have a sub-facility (the "SWING LINE FACILITY") in an amount to be agreed upon between Fleet and Borrower. It is anticipated that approximately $6,000,000 of availability under Revolving Facility will be drawn at Closing Date.


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The Term A Facility and the Term B Facility are collectively the "Term
Facilities" and the Term Facilities and the Revolving Facility are the "Credit Facilities".

Letters of Credit:

The expiration date of any trade Letter of Credit shall be not more than 180 days after the date of issuance thereof, the expiration date of any standby Letter of Credit shall be not more than 365 days after the date of issuance thereof (although any such Letter of Credit shall be renewable for an additional 365 day period on terms to be set forth in the loan documentation) and the expiration date of any Letter of Credit shall not occur within 60 days prior to the maturity date of the Revolving Facility.

Purpose:

To finance in part the Recapitalization, to pay fees and expenses incurred in connection with the Recapitalization, to finance working capital and general corporate purposes. Closing Date: On or before June 30, 1999.

Interest Rates and Interest Periods:

At the Borrower's option, any advance made to it will be available at the rates and for the Interest Periods stated below:

(a) PRIME RATE - a fluctuating rate equal to (i) Fleet's "Prime Rate" (360 day basis) PLUS (ii) the Applicable Margin (as hereinafter defined). Fleet's "Prime Rate" is a fluctuating interest rate equal to the higher from time to time of (A) the rate of interest announced publicly by Fleet in Boston, Massachusetts, as its prime rate and (B) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined for any day by Fleet.

      Interest based on the Prime Rate shall be payable monthly in arrears.

(b) EURODOLLAR RATE - a periodic fixed rate equal to (i) LIBOR (360 day basis) PLUS, (ii) the Applicable Margin. "LIBOR" means, for any Interest Period for all Eurodollar Rate borrowings, the interest rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (New York time) two Business Days before the first day of such Interest Period; PROVIDED, HOWEVER, that if the rate described above does not appear on the Telerate




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      System on any applicable interest determination date, LIBOR shall be the rate (rounded upward as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period, in each case, adjusted for reserve requirements.

      Interest Periods for Eurodollar Rate borrowings shall be one, two, three or six months, as selected by the Borrower. Interest will be payable in arrears on the earlier of (A) the last day of the applicable Interest Period and (B) quarterly.

      Until the earlier of 120 days after the Closing Date or the date on which Fleet notifies the Borrower that the syndication of the facilities has been completed, the only Interest Period available to Borrower for a Eurodollar Rate borrowing will be not greater than thirty (30) days.

(c) The "APPLICABLE MARGIN" with respect to Eurodollar Rate advances means at any time from time to time the rate per annum above LIBOR applicable to the Credit Facilities, based upon a leverage test of Total Debt to EBITDA, as follows:

      With respect to the Term A Facility and the Revolving Facility:

                    Applicable Margin for Eurodollar Advances


LEVEL                      TOTAL DEBT/EBITDA               APPLICABLE MARGIN
-----                      -----------------               -----------------
I                          > or =___x                             3.00%
II                         > or =___x, <___x                      2.75%
III                        > or =___x, <___x                      2.50%
IV                         <___x                                  2.25%

      With respect to the Term B Facility:

                    Applicable Margin for Eurodollar Advances

LEVEL                      TOTAL DEBT/EBITDA               APPLICABLE MARGIN
-----                      -----------------               -----------------
I                          > or =___x                             3.50%
II                         > or =___x, <___x                      3.25%
III                        > or =___x, <___x                      3.00%
IV                         <___x                                  2.75%

Level I shall be the initial pricing level for the period of six months following the Closing Date. Other levels will be set forth in the definitive loan documentation.



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(d)   The "APPLICABLE MARGIN" with respect to Prime Rate advances means at any time from time to time the rate per annum above Prime Rate applicable to the Credit Facilities, based upon a leverage test of Total Debt to EBITDA, as follows:

      With respect to the Term A Facility and the Revolving Facility:

                    Applicable Margin for Prime Rate Advances


LEVEL                      TOTAL DEBT/EBITDA               APPLICABLE MARGIN
-----                      -----------------               -----------------
I                          > or =___x                            1.75%
II                         > or =___x, <___x                     1.50%
III                        > or =___x, <___x                     1.25%
IV                         <___x                                 1.00%

      With respect to the Term B Facility:

                    Applicable Margin for Prime Rate Advances

LEVEL                      TOTAL DEBT/EBITDA               APPLICABLE MARGIN
-----                      -----------------               -----------------
I                          > or =___x                            2.25%
II                         > or =___x, <___x                     2.00%
III                        > or =___x, <___x                     1.75%
IV                         <___x                                 1.50%

Level I shall be the initial pricing level for the period of six months following the Closing Date. Other levels will be set forth in the definitive loan documentation.

During the continuance of any payment default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

Unused 0.50% Commitment Fee:

An Unused Commitment fee equal to 0.50% per annum of the unused portion of the Revolving Facility:

Letter of Credit Fees:

Fees for Letters of Credit shall be equal to the Applicable Margin for Eurodollar Rate borrowings under the Revolving Facility and shall be payable on the average daily outstanding undrawn amount of all Letters of Credit. A separate fee of one quarter of one percent (1/4%) per annum shall be payable to the fronting bank for the Letters of Credit, payable quarterly in arrears and on the date of terminations thereof and, in addition, Borrower shall pay other customary letter of credit fees.


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Security:

The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in all of the following:

(a) All present and future personal and real property and assets of the Borrower or Guarantors, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, leaseholds, fixtures, bank accounts, general intangibles, customer lists, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, cash, and all real property and all improvements and structures thereon which are owned or used by the Borrower or a Guarantor.

(b) All shares of capital stock issued by the Company (if owned by a holding company or companies) and all shares of capital stock of each present and future domestic subsidiary of the Company and 65% of the shares of capital stock of each present and future foreign subsidiary of the Company.

(c)   All proceeds and products of the property and assets described in clauses
      (a) and (b) above.

The priority of the lien and security interest of the Administrative Agent and the Lenders shall be supported by such landlord and mortgagee waivers, warehousemen and bailee letters, bank consent agreements, third party consents, intercreditor agreements and other agreements as shall be requested by the Lenders, in each case in form and substance satisfactory to the Lenders.

Availability:

In one drawing, in the case of the Term Facilities and in multiple drawings from time to time, in the case of the Revolving Facility. Each borrowing under the Revolving Facility shall be in an amount to be agreed upon by Fleet and Borrower and, in the case of Eurodollar Rate advances, each will be made on not less than three business days' notice and, in the case of Prime Rate advances, each will be made on not less than one business day's notice. All advances will be made by the Lenders ratably in proportion to their respective commitments under the Credit Facility under which such borrowing is being made.

Amortization/Repayment of the Credit Facilities


(a) TERM A FACILITY - Amortization of the Term A Facility will be in equal quarterly installments in annual aggregate amounts as listed below:

         Year Ending May 31, 2000                         $250,000
         Year Ending May 31, 2001                       $1,250,000
         Year Ending May 31, 2002                       $2,500,000
         Year Ending May 31, 2003                       $3,500,000




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         Year Ending May 31, 2004                       $4,500,000
         Year Ending May 31, 2005                       $6,000,000

      The first such installment will be due on February 28, 2000, with the final installment due on May 31, 2005.

(b) TERM B FACILITY - Amortization of the Term B Facility will be in equal quarterly installments in annual aggregate amounts as listed below:

         Year Ending May 31, 2000                           $50,000
         Year Ending May 31, 2001                          $100,000
         Year Ending May 31, 2002                          $100,000
         Year Ending May 31, 2003                          $100,000
         Year Ending May 31, 2004                          $100,000
         Year Ending May 31, 2005                          $100,000
         Year Ending May 31, 2006                       $11,450,000

      The first such installment will be due on February 28, 2000, with the final installment due on May 31, 2006.

(c) REVOLVING FACILITY - The Revolving Facility will be payable in full on May 31, 2005.

Optional Commitment Reduction:

The Borrower may, upon at least three business days' notice, terminate in whole or reduce ratably in part, the unused portion of the Revolving Facility; PROVIDED, HOWEVER, that each partial reduction shall be in amounts and integral multiples to be determined.

Optional Prepayment:

The Borrower may, upon at least three business days' notice, prepay, in full or in part, the Credit Facility without premium or penalty; PROVIDED, HOWEVER, that each partial prepayment shall be in amounts and integral multiples to be determined, and PROVIDED FURTHER that no prepayment shall be made other than on the last day of the applicable Interest Period therefor. Except for optional prepayments of the Revolving Facility, each such prepayment shall be applied to the Credit Facilities in the same manner as mandatory prepayments provided for below.

Mandatory Prepayment and Commitment Reduction:

(a) 100% of the net cash proceeds (i) from sales of property and assets of the Company and its subsidiaries (excluding sales of inventory in the ordinary course of business and other customary exceptions), subject to a mutually agreed upon amount to be retained to acquire replacement properly or other assets; (ii) from the issuance of additional debt of Company and its subsidiaries; and (iii) from extraordinary receipts by or paid to or for the



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      account of Borrower not in the ordinary course of business, including without limitation, tax refunds, pension plan reversions, proceeds of insurance and condemnation awards;

(b) In addition to the scheduled principal amortization, 75% (subject to reductions which will be set forth in the definitive loan documentation) of Excess Cash Flow (to be defined in the loan documentation) of the Company and its subsidiaries, such prepayment will be subject to reduction based upon performance criteria set forth in the loan documentation;

(c) 50% of the net cash proceeds of the issuance of any equity securities of the Company or its subsidiaries subject to certain agreed exceptions.

In each case to be applied, first, ratably to the Term A Facility and the Term B Facility to reduce the then remaining installments thereunder; second, to prepay advances made to pay drafts under Letters of Credit; third, to prepay advances made under the Swing Line Facility; fourth, to prepay Revolving Credit advances and to permanently reduce the Revolving Facility; and fifth, deposited in an L/C Cash Collateral Account to cash collateralize 100% of available Letters of Credit.

Any holder of the Term B Facility may (with the Borrower's consent) waive any mandatory prepayment to which it would be otherwise entitled. Upon such waiver, such amounts shall be applied first to reduce the amounts outstanding under the Term A Facility and then as provided for in clauses "second" through "fifth" in the preceding paragraph.

Conditions Precedent to Initial Extension of Credit:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Fleet, including, without limitation, the following:

(a) The final terms, conditions and resulting corporate structure of the Recapitalization shall be satisfactory in all respects to the Lenders, and all documentation relating to the Credit Facilities shall be in form and substance satisfactory to the Lenders. The Recapitalization shall have been consummated in accordance with definitive agreements, and management or employment agreements will have been entered into. The capital structure of the Company (including the terms of any subordinated indebtedness) shall be acceptable to the Lenders. All such agreements shall be satisfactory to the Lenders, shall be in compliance with all applicable laws and all necessary approvals will have been obtained.


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(b)   The Lenders shall have valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in the collateral referred to under the section "Security" above; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

(c) There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries since February 28, 1998.

(d) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that (i) could reasonably be expected to (A) have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries; (B) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the loan documentation or (C) adversely affect the rights and remedies of the Administrative Agent and the Lenders under the loan documentation or
      (ii) purports to adversely affect any aspect of the Recapitalization or the Credit Facilities (collectively, a "MATERIAL ADVERSE EFFECT").

(e) All governmental and third party consents and approvals necessary in connection with each aspect of the Recapitalization and the Credit Facilities shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes material adverse conditions upon any aspect of the Recapitalization or the Credit Facilities.

(f) All of the information provided by or on behalf of the Borrower or any of its subsidiaries to the Administrative Agent and the Lenders prior to their commitment (the "PRE-COMMITMENT INFORMATION") shall be true and correct in all material aspects; and no development or change shall have occurred, and no additional information shall have come to the attention of the Administrative Agent or the Lenders, that (i) has resulted in or could reasonably


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      be expected to result in a material change in, or material deviation from, the Pre-Commitment Information or (ii) has had or could reasonably be expected to have a Material Adverse Effect.

(g) All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve's Margin Regulations.

(h) The Borrower and each of the Guarantors shall have delivered certificates, in form and substance satisfactory to the Lenders, attesting to the Solvency (as hereinafter defined) of the Borrower or such Guarantor, as the case may be, in each case individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the Recapitalization, from their respective chief financial officers. As used herein, the term "SOLVENCY" of any person means (i) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

(i) The Lenders shall have received (i) satisfactory opinions of counsel for the Borrower and the Guarantors, of counsel for the Administrative Agent and of local and special counsel for the Lenders as to the transactions contemplated hereby and (ii) such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

(j) There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, the initial extension of credit under the loan documentation.

(k) All accrued reasonable fees and expenses of the Administrative Agent (including the reasonable fees and expenses of counsel for the Administrative Agent and local counsel for the Administrative Agent) shall have been paid.




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Conditions Precedent to Subsequent Extensions of Credit:

There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries therein shall be true and correct immediately prior to, and after giving effect to such extension of credit.

Representation and Warranties:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Fleet.

Covenants:

Those affirmative, negative and financial covenants customarily found in credit agreements for similar secured financings (applicable to the Borrower and each of its subsidiaries) and others appropriate in the judgment of Fleet, including, without limitation, the following:

(a) AFFIRMATIVE COVENANTS - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) preparation of environmental reports; (vi) visitation and inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting principles; (viii) maintenance of properties; (ix) performance of leases, related documents and other material agreements;
      (x) conducting transactions with affiliates on terms equivalent to those obtainable on an arm's- length basis; (xi) further assurances as to perfection and priority of security interests; and (xii) customary financial and other reporting requirements (including without limitation, audited annual financial statements and monthly and quarterly unaudited financial statements, in each case prepared on a consolidated and a consolidating basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to stockholders and other creditors and other business and financial information).

(b) NEGATIVE COVENANTS - Restrictions on (i) liens (other than liens securing the Credit Facilities); (ii) debt, guaranties or other contingent obligations; (iii) lease obligations in excess of an amount to be agreed between the Borrower and the Lenders; (iv) mergers, acquisitions or other consolidations; (v) sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business); (vi) loans, acquisitions, joint ventures and other investments; (vii) dividends and other distributions to stockholders; (viii) issuing or repurchasing shares of capital stock, (ix) prepaying, redeeming or repurchasing debt;
      (x) capital expenditures; (xi) granting negative




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      pledges other than to the Administrative Agent and the Lenders; (xii)
      changing the nature of its business; (xiii) amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement; (xiv) changing accounting policies or reporting practices and (xv) change of control (to be defined in the loan documentation) of the Company; in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation.

(c) FINANCIAL COVENANTS. The loan documentation will contain financial covenants, including without limitation required ratios of debt to EBITDA and EBITDA to interest expense, required fixed charge coverage and required minimum EBITDA, each of which will be tested on a quarterly basis for the preceding four fiscal quarters.

Events of Default:

Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Fleet, including, without limitation, (a) failure to pay principal when due, or to pay interest, fees and other amounts within two business days after any such amount becomes due; (b) any representation or warranty proving to have been materially incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation and nonmonetary judgment defaults that could reasonably be expected to have a Material Adverse Effect; (g) impairment of loan documentation or security; (h) change of ownership or operating control; and (i) standard ERISA defaults.

Interest Rate Protection:

The Borrower shall obtain interest rate protection in form and with parties acceptable to the Administrative Agent for a notional amount to be agreed in the final loan documentation.

Expenses:

The Borrower shall pay all of the Administrative Agent's due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, search, filing and recording fees and all other out-of-pocket expenses incurred by the Administrative Agent (including the fees and expenses of counsel for the Administrative Agent), whether or not any of the transactions contemplated hereby are consummated, as well as all expenses of the Administrative Agent in




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connection with the administration of the loan documentation. The Borrower shall also pay the expenses of the Administrative Agent and the Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:

The Borrower will indemnify and hold harmless the Administrative Agent, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (a) the Recapitalization or any related transaction of the Borrower or any of its subsidiaries or its other affiliates and any of the other transactions contemplated in the loan documentation, (b) any acquisition or proposed acquisition or similar business combination or proposed business combination by the Borrower or any of its subsidiaries or affiliates of all or any portion of the shares of capital stock or substantially all of the property and assets of any other person, (c) the Credit Facilities and any use made or proposed to be made with the proceeds thereof or (d) the actual or alleged presence of hazardous materials on any property of the Borrower or any of its subsidiaries or any environmental action or proceeding relating in any way to the Borrower or any of its subsidiaries or any of their respective properties, in each case, whether or not such investigation, litigation or proceeding is brought by the Borrower, its shareholders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto and whether or not the Recapitalization is consummated, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower will further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its subsidiaries or to their respective security holders or creditors arising out of, related to or in connection with the Recapitalization or any of the transactions contemplated in the Credit Facilities, except for direct, as opposed to consequential, damages resulting from such Indemnified Party's gross negligence or willful misconduct.

Required Lenders:

Greater than 50%; provided that unanimous consent shall be required for matters customarily requiring such consent.

Assignments and Participations:

Assignments may be non-pro rata and must be to Eligible Assignees and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender's interest in the Credit Facility, in a minimum amount of $5,000,000. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral. A processing and recordation fee of $3,500 shall be payable to the Administrative Agent for each assignment.

Taxes:

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lenders' applicable lending office). The Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Lenders) to minimize to the extent possible any applicable taxes, and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Miscellaneous:

Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), Eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction.

Governing Law:

New York.

Counsel for the Administrative Agent:

Winston & Strawn.

                          FLEET CORPORATE FINANCE, INC.
                               One Federal Street
                           Boston, Massachusetts 02110

                                                              April 23, 1999

Cornerstone Equity Investors, LLC
717 Fifth Avenue, Suite 1100
New York, NY 10022


Attn: Steve Larson

               RE:  COMMITMENT LETTER - SENIOR SUBORDINATED NOTES
                    ---------------------------------------------

Gentlemen:

         You have advised Mainsail Capital ("Mainsail"), a division of Fleet Corporation Finance, Inc. ("Fleet"), that Cornerstone Equity Investors ("Cornerstone" or the "Sponsor") intends to sponsor a recapitalization of substantially all of the outstanding shares of Equitrac Corporation ("Equitrac" or the "Issuer") to complete a going private transaction (the "Transaction"). The Transaction will be financed through an equity investment and/or rollover by investors including, without limitation, Cornerstone and certain existing members of management, $46,000,000 of senior secured credit facilities (the "Senior Facilities") of which $36,000,000 will be funded at close and from funds borrowed pursuant to the Senior Subordinated Notes (as defined below). We understand that the Transaction is expected to close in June 1999.

         Mainsail is pleased to advise you of its commitment to purchase $9,000,000 of Senior Subordinated Notes (the "Senior Subordinated Notes") from the Issuer on the terms and conditions set forth in this letter and in the Summary of Terms and Conditions attached to this letter (the "Term Sheet", this letter, together with the Term Sheet, the "Commitment Letter"). Proceeds from the sale of the Senior Subordinated Notes will be used to finance, in part, the Transaction. This Commitment Letter also constitutes a termination of Mainsail's commitment in its February 8, 1999 letter to provide financing; although your obligations under that letter with respect to fees, indemnification, costs and expenses, and confidentiality remain in full force and effect.

         Mainsail will be responsible for preparing and negotiating definitive documentation for the purchase and sale of the Senior Subordinated Notes. Although Mainsail is committing to purchase the Senior Subordinated Notes on a fully underwritten basis, Mainsail expects that a portion of the Senior Subordinated Notes may be resold to other financial institutions, reasonably acceptable to the Issuer.

Cornerstone Equity Investors
April 23, 1999
Page 2




         If requested by Mainsail, you agree to assist Mainsail in connection with the resale of the Senior Subordinated Notes and to provide Mainsail and any other investors, promptly upon request, with all information reasonably deemed necessary by them to complete successfully such purchase and/or resale, including, but not limited to, (i) an information package for delivery to potential investors in connection with any resale of the Senior Subordinated Notes, and (ii) information and projections prepared by you or your advisors relating to the transaction described herein. You further agree to make appropriate offers and representatives of the Issuer and its subsidiaries available to participate in information meetings for potential investors in connection with any such resale at such times and place as Mainsail may reasonably request.

         You represent and warrant and covenant that to your knowledge (i) all information which has been or is hereafter made available to Mainsail by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects (other than the financial projections referenced below) with respect to the matters such information purports to cover and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been or will be made, and
(ii) all financial projections that have been or are hereafter prepared by you and made available to Mainsail or any other potential investors in the Senior Subordinated Notes have been or will be prepared in good faith based upon reasonable assumptions. In purchasing the Senior Subordinated Notes and in connection with any resale thereof, Mainsail may use and rely on such information and projections without independent verification thereof.

         Please note that the terms and conditions of this commitment and undertaking are not limited to those set forth in this letter. Those matters that are not covered or made clear herein or in the attached Term Sheet are subject to mutual agreement of the parties. The terms and conditions of this commitment and undertaking may be modified by only in writing. In addition, this commitment and undertaking is subject to: (i) the preparation, execution and delivery of mutually acceptable note purchase documentation in a form customary for a transaction such as the purchase of the Senior Subordinated Notes, including a note purchase agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheet, (ii) the absence of (a) a material adverse change in the business, conditions (financial or otherwise), operations, performance, properties or prospects of the Issuer and its subsidiaries, taken as a whole, and (b) any material adverse change in financial or capital market conditions generally from those currently in effect, (iii) the accuracy and completeness of all representations that you make to us and all information that you furnish to us in connection with this commitment and undertaking and your compliance with the terms of this letter, (iv) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that (a) results in or could reasonably be expected to result in a material adverse change in the legal, tax, accounting or financial aspects of the Transaction, or (b) in good faith as inconsistent in a material and adverse manner with any information provided to Mainsail prior to the date of this Commitment Letter, (v) Mainsail being satisfied with all agreements and documents,

Cornerstone Equity Investors
April 23, 1999
Page 3



including the terms of all equity and debt securities, entered into in connection with the Transaction, and (vi) Mainsail shall have participated in a meeting to be held by April 30, 1999 with the management of the Company at which the management shall update Mainsail on the business, condition (financial or otherwise), operations, performance, and prospects of the Company and the results of such meeting shall be satisfactory to Mainsail in its sole discretion.

         The Cost and expenses of Mainsail (including, without limitation, the reasonable fees and expenses of its counsel and its other out-of-pocket expenses) in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account whether or not the purchase of the Senior Subordinated Notes or any portion thereof closes or is consummated. You further agree to indemnify and hold harmless Fleet and each director, officer, employee and affiliate or control person thereof and of Mainsail (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve Fleet or any such indemnified person as a result of or arising out of or in any way related to or resulting form the Transaction, or this letter or any eventual extension of credit, and, upon demand, to pay and reimburse Fleet and each indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Fleet or any such person is a party to any action or preceding out of which any such expenses arise): provided, however, that you shall not have to indemnify any indemnified person to the extent that any loss, claim, damage, expense or liability resulted from the gross negligence or willful misconduct or such indemnified person. This letter is issued for your benefit only and no other person or entity may rely hereon. Neither Fleet nor any of its affiliates shall be responsible or liable to you or any other person for any compensatory damages which may be alleged as a result of this letter or any of the transactions contemplated herein.

         You agree that this letter is for your confidential use only and neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transaction referenced herein and on a confidential basis, except that, following your return of an executed counterpart hereof to Mainsail, you may (a) make public disclosure of the existence and amount of Mainsail's commitment hereunder, (b) file a copy of this Commitment Letter in any public record in which it is required by law to be filed, (c) provide a copy of this Commitment Letter on a confidential basis to the seller(s) of the interest being acquired by you in the Transaction and its or their accountants, attorneys and other advisors and (d) make such other public disclosures of the terms and conditions hereof as you are required by law, in the opinion of our counsel, to make. You agree that you will permit Mainsail to review and approve any reference to Mainsail ro to any of its affiliates or any other agent or arranger under the Facilities contained in any press release or similar public disclosure prior to public release.

Cornerstone Equity Investors
April 23, 1999
Page 4



         By executing this letter, you acknowledge that this letter is the only agreement between you and Mainsail with respect to the Senior Subordinated Notes and sets forth the entire understanding of the parties with respect thereto. This letter may not be changed except pursuant to a written agreement signed by each of the parties hereto.

         Your obligations under this letter with respect to fees, indemnification, costs and expenses, and confidentiality shall survive the expiration or termination of this letter.

         This letter is intended to be solely for the benefit of the parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable by you without the prior written consent of Mainsail. This letter may be executed by any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Upon the closing of the Transaction, all of the obligations of the Sponsor shall be assumed by and be the sole obligation of the Issuer.

         This Commitment Letter shall be governed by and construed in accordance with the laws of the State of Massachusetts without giving effect to the conflicts of laws of principles thereof. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER. Cornerstone irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the City of Boston over any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document by registered mail addressed to Cornerstone at its respective address set forth above shall be effective service of process against Cornerstone, as the case may be, of any such suit, action or proceeding brought in any such court. Cornerstone irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction Cornerstone are or may be subject, by suit upon judgment.

         In the event the Transaction is consummated, Fleet may, at their expense, publicly announce as Fleet may choose the capacities in which Fleet or its affiliates have acted hereunder.

         Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) Cornerstone at the address set forth on page one hereof; and
(ii) Mainsail Capital, Attention: Robert J. Ziemer, One Federal Street, 3rd Floor, Boston, MA 02110.

         If you are in agreement with the foregoing, please sign and return to Mainsail the enclosed copies of this letter and the Fee Letter no later than 5:00 PM, New York time, on April 30, 1999.

Cornerstone Equity Investors
April 23, 1999
Page 5




This offer shall terminate at such time unless prior thereto we shall have received duly signed and completed copies of such letter.

         We look forward to working with you on this transaction.




                                       Very truly yours,


                                       FLEET CORPORATE FINANCE, INC.



                                       By:  /s/ Robert J. Ziemer
                                           -----------------------------------
                                           Name:  Robert J. Ziemer
                                           Title: Director, Mainsail Capital

Accepted and agreed to
as of _____________

CORNERSTONE EQUITY INVESTORS



By:
   -----------------------------------
   Name:
   Title:

                         SUMMARY OF TERMS AND CONDITIONS

                            SENIOR SUBORDINATED NOTES

ISSUER:

Equitrac Corporation ("Equitrac", "Issuer", or the "Company")

ISSUE:

Senior Subordinated Notes (the "Notes").

PRINCIPAL AMOUNT:

$9,000,000.

MATURITY:

Eight years.

RANKING PRIORITY:

The Notes will constitute senior subordinated debt of the Company and be unsecured.

PRICE:

100% of Principal Amount


PLACEMENT FEE:

None

USE OF PROCEEDS:

To finance a portion of the purchase of the stock of Equitrac Corporation by Cornerstone Equity Investors.

RATE OF INTEREST:

11.75% fixed rate per annum, comprised of cash coupon payable quarterly in arrears.

INTEREST PAYMENTS:

Interest will be compounded quarterly, calculated on twelve 30-day months, 360-day year, basis.

MANDATORY REDEMPTION:

No scheduled amortization.

OPTIONAL PAYMENTS:

The Notes are prepayable at any time at par plus accrued interest and a prepayment premium as described below:

Year 1: 4% of the principal amount outstanding
Year 2: 3% of the principal amount outstanding
Year 3: 2% of the principal amount outstanding
Year 4: 1% of the principal amount outstanding

After the fourth anniversary, the Notes are prepayable at par.

SUBORDINATION PROVISIONS:

The Notes shall be subordinated in right of payment to the Senior Bank Debt on terms that are customary for "high yield" issues. The Notes will be senior to all future and other existing indebtedness, excluding Senior Bank indebtedness.

CHANGE OF CONTROL:

Upon the occurrence of a Change of Control, the Noteholder(s) will have the right to require prepayment of the Notes at par together with accrued interest.

REPRESENTATIONS AND WARRANTIES:

The Issuer will representations and warranties as are standard and customary for transactions of this type.

AFFIRMATIVE COVENANTS:

The Notes will incorporate affirmative covenants typical for debt financings of this type, including but not limited to covenants regarding corporate existence, compliance with laws and regulations, maintenance of properties, insurance and lines of business and payment of taxes.

NEGATIVE COVENANTS:

The Notes will incorporate the following negative covenants which are contemplated to be the same as in the Senior Bank agreement:

1) Limitation on debt and the incurrence of debt;

2) Maintenance of minium interest coverage and fixed charge coverage ratios;

3) Limitations on the payment dividends, stock repurchases and investments and other restricted payments;

4) Limitations on capital expenditures, consolidations and mergers, asset sales, management fees and compensation and transactions with affiliates; and

5) Limitation on the issuance of certain types of preferred stock.

TRANSFERABILITY:

Three will be no restrictions on the transferability of the Notes, subject to securities law compliance.

OBSERVATION RIGHTS:

While the Notes are outstanding, Board Observation Rights are required.

FINANCIAL STATEMENTS:

The Company will provide to the Noteholders:

1) Quarterly (unaudited) consolidated financial statements within 45 days after the end of each quarterly period (except the last quarter of each fiscal year), certified by an authorized officer;

2) Annual (audited) consolidated financial statements within 90 days after the end of each fiscal year; and

3) Quarterly compliance certificates, certified by an authorized officer and annual compliance certificates, certified by the Company's independent auditors.

EVENTS OF DEFAULT:

Events of Default will include:

1) The Company defaults in the payment of any principal or premium, if any on the Notes when due;

2) The Company defaults in the payment of interest on the Notes when due within applicable grace periods;

3) Any representations or warranties proving untrue when made or deemed to have been made by the Company;

4) Bankruptcy or insolvency of the Company;

5) Defaults of the Company in observance of any material covenants which continue unremedied within applicable grace periods;

6) Payment defaults on other Debt of the Issuer in excess of $1,000,000; and

7) Final judgment(s) or final order of a court of competent jurisdiction in excess of $1,000,000 which remains uncontested, unappealed, unpaid or uninsured for a period of 45 days.

DETACHABLE WARRANTS:

ISSUER:

Equitrac Corporation ("Equitrac", "Issuer" or the "Company"),

NUMBER OF SHARES:

The warrants may be exercised into shares of the Company's common stock (the "Common Stock") representing 7.5% ownership on a fully diluted basis (before management promote) at the Close.

WARRANT EXERCISE:

The Warrants are exercisable upon the earlier of the third anniversary of closing, or

1) The date the Company files a registration statement with the SEC for public securities offering;

2) The Company sells a major portion of its assets; or

3) The Company has a material default under any of its debt.

The Warrants will expire automatically ten years after Close if not yet exercised.

EXERCISE PRICE:

Nominal.

REGISTRATION RIGHTS:

The Investor shall have unlimited "piggyback" registration rights, subject to underwriter discretion, in the event of an initial public offering or any subsequent public offering. All expenses of a piggyback registration shall be borne by the Company.

TAG ALONG RIGHTS:

If the Majority shareholder sells, transfers or disposes of any Common Stock, the majority shareholder will require the buyer to offer to acquire from the Investor, upon exercising their Warrants, a proportionate number of their shares for the same consideration as given to the majority shareholder.

DRAG ALONG RIGHTS:

If the majority shareholder sells, transfers or disposes all of its Common Stock, the majority shareholder will have the right to require the Investor to sell its Warrants or Warrant Common Stock to the buyer for the same consideration as given to the majority shareholder.

PUT RIGHTS:

The Investor shall have the right to require the issuer to purchase the Warrants or Warrant Common Stock at a price equal to the Fair Market Value, at any time after the sixth anniversary of the Close. In the event that such purchase would result in a default of the issuers outstanding debt, the issuer shall be able to defer the repurchase for up to one year. Appropriate remedies for the failure to honor the put shall be agreed upon. Fair Market Value shall mean the value of the Issuer determined by an independent valuation expert mutually satisfactory to the Issuer and the Investor.

CALL RIGHTS:

The Issuer shall have the right to purchase the Warrants or Warrant Common Stock at a price equal to the Fair Market Value, at any time after the sixth anniversary of the Close. Fair Market Value shall mean the value of the Issuer determined by an independent valuation expert mutually satisfactory to the Issuer and the Investor.

ANTIDILUTION RIGHTS:

The Warrants will be subject to adjustment for:

1) The payment of dividends (or other distribution) in Common Stock on any class of the Company;

2) Subdivisions, combinations and re-classifications of Common Stock;

3) Merger, consolidation, recapitalization and other similar events; and

4) The issuance of sale of warrants, convertible securities or Common Stock at an effective price per share less than fair market value.

No adjustments need to be made until cumulative adjustments amount to 1%.

[LOGO]


                                                     Fleet Corporate Finance
                                                     1185 Avenue of the Americas
                                                     16th Floor
                                                     New York, NY 10036
                                                     212-819-6024
                                                     Fax 212-819-6201



                                 April 23, 1999

Cornerstone Equity Investors, LLC
717 Fifth Avenue
Suite 1100
New York, New York 10022
Attn.: Mr. Stephen L. Larson

Ladies and Gentlemen:

                  You have advised Fleet National Bank ("FLEET") that Cornerstone Equity Investors, LLC ("CEI") or a new corporation formed by CEI or one of its affiliates ("Buyer") will enter into a transaction (the "RECAPITALIZATION") pursuant to which Buyer will acquire substantially all of the equity of a company ("Company") previously identified to us by you. The Recapitalization will be financed through an equity investment and/or rollover by investors including, without limitation, CEI and certain existing members of management, from not less than $9,000,000 in subordinated indebtedness incurred by the Company, and from funds borrowed pursuant to the Credit Facilities (as defined below). The precise form of the transaction through which the Recapitalization will be accomplished has not yet been determined.

                  Fleet is pleased to advise you of its commitment to provide up to the fall amount of $46,000,000 senior secured credit facilities (the "CREDIT FACILITIES") on the terms and conditions summarized in this letter and in the Summary of Terms and Conditions attached to this letter (the "TERM SHEET"). The Credit Facilities will be used (i) to finance a portion of the purchase price for the Recapitalization and to pay fees and expenses of the Recapitalization,
(ii) to finance working capital and capital expenditures and (iii) general corporate purposes. This letter also constitutes a termination of Fleet's commitment in its February 4, 1999 letter to provide financing; although your obligations under that letter with respect to fees, indemnification, costs and expenses, and confidentiality remain in full force and effect.

[LOGO]

                                               Cornerstone Equity Investors, LLC
                                                                  April 23, 1999
                                                                          Page 2

                  Although Fleet is committing to provide all of the Credit Facilities on a fully underwritten basis, Fleet expects that a portion of the Credit Facilities will be made available to other financial institutions (such lenders including Fleet the "LENDERS") in consultation with you. It is agreed that Fleet will act as the sole arranger (in such capacity, the "Arranger") and administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Credit Facilities. Fleet will be responsible for preparing and negotiating definitive documentation for the Credit Facilities, and Fleet will manage the syndication effort of forming the syndicate of lenders that will make the Credit Facilities available. Additional agents, co-agents or arrangers may be appointed at the discretion of Fleet.

                  You agree to assist Fleet in forming any such syndicate and to provide Fleet and the other Lenders, promptly upon request, with all information reasonably deemed necessary by them (consistent with industry practice) to complete successfully the syndication, including, but not limited to, (i) an information package for delivery to potential syndicate members and participants and (ii) all information and projections prepared by you or your advisers relating to the transactions described herein. Prior to the closing of the Credit Facilities you agree to refrain from any other financings during such syndication process unless (i) consisting of the Subordinated Indebtedness referenced in the first paragraph of this letter, or (ii) otherwise agreed to by Fleet. You further agree to make appropriate officers and representatives of the Company and its subsidiaries available to participate in informational meetings for potential syndicate members and participants at such times and places as Fleet may reasonably request.

                  You represent and warrant and covenant that to your knowledge
(i) all information which has been or is hereafter made available to Fleet by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects with respect to the matters such information purports to cover and does not and will no contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been or will be made and (ii) all financial projections that have been or are hereafter prepared by you and made available to Fleet or any other participants in the Credit Facilities have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the information and projections referred to in clauses (i) and (ii) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Credit Facilities, Fleet may use and rely on such information and projections without independent verification thereof.

                  In connection with the syndication of the Credit Facilities, Fleet may, in its discretion, allocate to other Lenders portions of any fees payable to Fleet in connection with the Credit Facilities. You agree that no Lender will receive any compensation of any kind for its

[LOGO]
                                               Cornerstone Equity Investors, LLC
                                                                  April 23, 1999
                                                                          Page 3



participation in the Credit Facilities, except as expressly provided for in this letter, the Term Sheet or in the Fee Letter referred to below.

                  Please note, however, that the terms and conditions of this commitment and undertaking are not limited to those set forth in this letter. Those matters that are not covered or made clear herein or in the attached Term Sheet are subject to mutual agreement of the parties. The terms and conditions of this commitment and undertaking may be modified only in writing. In addition, this commitment and undertaking is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheet, (ii) the absence of (a) a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries since February 28, 1998 and (b) any material adverse change in loan syndication or financial or capital market conditions generally from those currently in effect, (iii) the accuracy and completeness of all representations that you make to us and all information that you furnish to us in connection with this commitment and undertaking and your compliance with the terms of this letter, (iv) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that (a) results in or could reasonably be expected to result in a material change in, or material deviation from, the information previously delivered by you or could reasonably be expected to be materially adverse to the Company or any of its subsidiaries or to the Administrative Agent or the Lenders, or to the legal, tax, accounting or financial aspects of the Recapitalization, or (b) has had or could reasonably be expected to have a Material Adverse Effect (as defined under the section "Conditions Precedent to Initial Extension of Credit" in the Term Sheet), (v) the negotiation and delivery of definitive documentation on or before June 30, 1999, and (vi) Fleet shall have participated in a meeting to be held by April 30, 1999 with the management of the Company at which the management shall update Fleet on the business, condition (financial or otherwise), operations, performance, and prospects of the Company and the results of such meeting shall be satisfactory to Fleet in its sole discretion.

                  The costs and expenses of Fleet (including, without limitation, the reasonable fees and expenses of its counsel and its syndication and other out-of-pocket expenses) in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless Fleet and each director, officer, employee and affiliate or control person thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve Fleet or any such indemnified person as a result of or arising out of or in any way related to or resulting from the Recapitalization, or this letter or any eventual extension of credit, and, upon demand, to pay and reimburse Fleet and each indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any

[LOGO]

                                               Cornerstone Equity Investors, LLC
                                                                  April 23, 1999
                                                                          Page 4



inquiry or investigation) or claim (whether or not Fleet or any such person is a party to any action or proceeding out of which any such expenses arise); PROVIDED, HOWEVER, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability which resulted solely from the gross negligence or willful misconduct of such indemnified person. This letter is issued for your benefit only and no other person or entity may rely hereon. Neither Fleet nor any of its affiliates shall be responsible or liable to you or any other person for any damages which may be alleged as a result of this letter.

                  This letter is for your confidential use only, and neither the terms nor the existence of this letter, the Fee Letter or the Term Sheet may be disclosed to any other person except your senior management, the senior management of the Company and your respective advisers, and then only in connection with your bid to acquire the Company.

                  The provisions of this letter are supplemented as set forth in a separate fee letter dated the date hereof from us to you (the "FEE LETTER") and are subject to the terms of such Fee Letter. By executing this letter, you acknowledge that this letter and the Fee Letter are the only agreements between you and Fleet with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. Neither this letter nor the Fee Letter may be changed except pursuant to a writing signed by each of the parties hereto.

                  Your obligations under this letter and the Fee Letter with respect to fees, indemnification, costs and expenses, and confidentiality shall survive the expiration or termination of this letter.

                  This letter is intended to be solely for the benefit of the parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable by you without the prior written consent of Fleet; provided, however, that your obligations under this paragraph and the first full paragraph and fourth full paragraph on page 3 hereof may be assigned to the Company upon the consummation of the transactions referenced in the first paragraph of this letter. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

                  If you are in agreement with the foregoing, please sign and return to Fleet the enclosed copies of this letter and the Fee Letter no later than 5:00 P.M., New York time, on April 30, 1999. This offer shall terminate at such time unless prior thereto we shall have received duly signed and completed copies of such letters.

[LOGO]

                                               Cornerstone Equity Investors, LLC
                                                                  April 23, 1999
                                                                          Page 5



                  We look forward to working with you on this transaction.




                                            Very truly yours,

                                            FLEET NATIONAL BANK



                                            By: /s/ Robert H. Dial
                                                --------------------------------
                                                Name: Robert H. Dial
                                                Title: Director



Accepted and agreed to as of the date first above written:

CORNERSTONE EQUITY INVESTORS, LLC



By
  --------------------------------
  Name:
  Title:

[LOGO]


                                                     Fleet Corporate Finance
                                                     1185 Avenue of the Americas
                                                     16th Floor
                                                     New York, NY 10036
                                                     212-819-6024
                                                     Fax 212-819-6201



                                 June 3, 1999

Cornerstone Equity Investors, LLC
717 Fifth Avenue
Suite 1100
New York, New York 10022
Attn.: Mr. Stephen L. Larson
       Mr. Michael B. Nejjar

Ladies and Gentlemen:

      Reference is made to our Commitment Letter dated April 23, 1999, and the related Fee Letter and Term Sheet delivered to you in connection therewith. Capitalized terms defined in the Commitment Letter are used herein as defined therein.

      Please be advised that the Commitment Letter is amended as follows:

      1. The expiration date of the Commitment Letter will be August 31, 1999.

      2. The conditions of the continuing effectiveness of our Commitment Letter remain in full force and effect, including, not by way of limitation, the absence of any material adverse change in the business and affairs of the Company between the date of the Commitment Letter and the execution of definitive loan materials.

      Please also be advised that our Commitment Letter (as amended hereby) is based upon the financial projections of the Company previously delivered to us by you. Insofar as the actual operating results of the Company are not consistent with such projections, we may either exercise our right to terminate our commitment or, in the alternative, restructure the Credit Facilities, modifying their terms and conditions to reflect the actual financial performance of the Company.

      All of the other terms of the Commitment Letter shall remain in full force and effect.

[LOGO]

                                               Cornerstone Equity Investors, LLC
                                                                    June 3, 1999
                                                                          Page 2



Please indicate your agreement with this Amendment of the Commitment Letter by signing where indicated below.



                                    Very truly yours,

                                    FLEET NATIONAL BANK


                                    By: /s/ R.H. Dial
                                        -------------------------------------
                                        Name:  R.H. Dial
                                        Title: Director



Accepted and agreed to as of
the date first above written:


CORNERSTONE EQUITY INVESTORS, LLC


By /s/ Michael E. Najjar
   ---------------------------------------
   Name:  Michael E. Najjar
   Title: Managing Director

                         FLEET CORPORATE FINANCE, INC.
                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110




                                  June 3, 1999

Cornerstone Equity Investors, LLC
717 Fifth Avenue, Suite 1100
New York, New York 10022


Attn: Steve Larson

Gentlemen:

      Reference is made to Mainsail Capital's ("Mainsail") Commitment Letter of April 23, 1999 (together with the Summary of Terms and Conditions, the "Commitment Letter") whereby Mainsail has committed to provide debt financing in connection with Cornerstone Equity Investors, LLC's ("Cornerstone") acquisition of substantially all of the outstanding equity of Equitrac Corporation ("Equitrac" or the "Company").

      Please be advised that the Commitment Letter is amended as follows:

      1. The expiration date of the Commitment Letter will be August 31, 1999.

      2. The conditions of the continuing effectiveness of our Commitment Letter remain in full force and effect, including, not by way of limitation, the absence of any material adverse change in the business and affairs of the Company between April 23, 1999 and the execution of definitive loan materials.

      3. The number of shares in detachable warrants that may be exercised into shares of the Company's common stock will represent 8.0% ownership on a fully diluted basis (before management promote) at the close.

      Please also be advised that our Commitment Letter (as amended hereby) is based on the financial projections of the Company previously delivered to Mainsail by you. Insofar as the actual operating results of the Company are not consistent with such projections, Mainsail may either exercise our right to terminate our commitment or, in the alternative, restructure the Senior Subordinated Notes modifying their terms to reflect the actual financial performance of the Company.

Cornerstone Equity Investors
June 3, 1999
Page 2




      All of the terms of the Commitment Letter shall remain in full force and effect.

      Please indicate your agreement with this amendment of the Commitment Letter by signing where indicated below.




                                    FLEET CORPORATE FINANCE, INC.


                                    By: /s/ Robert J. Ziemer
                                        -------------------------------------
                                        Name:  Robert J. Ziemer
                                        Title: Director Mainsail Capital



Accepted and agreed to as of
the date first above written:


CORNERSTONE EQUITY INVESTORS, LLC


By /s/ Michael E. Najjar
   ---------------------------------------
   Name:  Michael E. Najjar
   Title: Managing Director











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